UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 21, 2009
Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

Indemnification Agreements

On January 21, 2009, the Board of Directors of Socket Mobile, Inc. (the "Company") approved a new form of Indemnification Agreement to be used by the Company with respect to its directors and officers. The Indemnification Agreement is a single standard form for each of the Company's directors and officers and replaces the form of indemnification agreement in use by the Company since 1995.

The Indemnification Agreement provides that the officers and directors of the Company shall be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement incurred by the officer or director in any proceedings by reason of his or her relationship with the Company, provided that the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Indemnification Agreement provides these indemnification rights with respect both to third-party claims and to proceedings brought by or in the right of the Company, or "derivative actions." In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the officer or director in connection with any proceeding covered by the Indemnification Agreement, to the extent such advancement is not prohibited by law.

Employment Agreements

On January 21, 2009, the Company entered into renewed Employment Agreements with the following officers of the Company: Kevin J. Mills, President and Chief Executive Officer; Micheal L. Gifford, Executive Vice President; David W. Dunlap, Vice President of Finance and Administration, Chief Financial Officer and Secretary; Thomas L. Noggle, Vice President of Engineering; Tim I. Miller, Vice President of Worldwide Operations; Leonard L. Ott, Vice President and Chief Technical Officer; Lee A. Baillif, Vice President and Controller; and Robert C. Zink, Sr. Vice President of Worldwide Sales and Marketing (collectively the "Executives"). The prior employment agreements of the Executives expired on December 31, 2008.

Under the terms of the Employment Agreements, the Executive's remuneration is agreed to be not less than his current base salary. The Executive is also given the opportunity to participate in the Company's Management Variable Incentive Compensation Plan. Termination of employment of the Executive may occur at any time, with or without Cause (as defined in the Employment Agreement). Should the Executive's employment be terminated other than for Cause or death, or if the Executive's termination of employment is due to Executive's disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986), he is entitled under the Employment Agreement to (i) receive his regular base salary for a period of three (3) months plus one month for each completed two years of service up to a maximum of six (6) months following termination, (ii) receive reimbursement for payment of his COBRA premiums for the lesser of the same amount of time or until he is eligible for the health insurance benefits provided by another employer, (iii) receive the full variable compensation amount to which he would otherwise be entitled to under the Management Variable Incentive Compensation Plan for the quarter in which he is terminated, and one-half the amount he would otherwise be entitled to for the quarter following his termination and (iv) purchase from the Company at book value certain items that were purchased by the Company for his use. Stock options granted to the Executive shall cease vesting immediately upon the date of termination of employment, but vested stock options will be exercisable after termination for up to the greater of (a) twenty-five percent (25%) of the Executive's service with the Company, up to a one year post-termination exercise period, or (b) ninety (90) days after termination of employment. Additionally, the option may not be extended beyond the later to occur of the fifteenth day of the third month after the option exercise rights would have otherwise expired (typically 90 days), or the end of the calendar year during which the option exercise rights would have otherwise expired. The new Employment Agreements expire on December 31, 2011.

General

The foregoing descriptions of the Indemnification Agreement and Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Indemnification Agreement and Employment Agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.9 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Indemnification Agreement
10.9	Form of Executive Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: January 23, 2009	By: /s/	David W. Dunlap

David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Indemnification Agreement
10.9	Form of Executive Employment Agreement